Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11 and related Prospectus of Colony Financial, Inc. dated March 21, 2011 and to the incorporation by reference therein of our reports dated March 7, 2011, with respect to the consolidated financial statements of Colony Financial, Inc. and the effectiveness of internal control over financial reporting of Colony Financial, Inc., the financial statements of ColFin WLH Funding, LLC and the financial statements of ColFin NW Funding, LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, and our report dated December 20, 2010 with respect to the financial statements of ColFin FRB Investor, LLC included in the Current Report on Form 8-K/A dated March 18, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 21, 2011